July 24, 1998

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                        Heads of Agreement
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        The purpose of this document is to outline a working heads of agreement between Jyra Research Inc [Jyra] and Siemens Nixdorf
Informationssysteme AG , Switzerland [SNI] - Business Unit Network Systems.

        SNI will resell and support the Jyra service Management Architecture products. This will entail full support to SNI customers in Switzerland

        SNI will receive 40% discount on all software product including software upgrades. No discount will apply to Consultancy and training. Discounts will be made from the published European list price.

        SNI will be able to demonstrate the Jyra product and will purchase demonstration software at 55% discount, limited to one system per SNI office.

       Jyra will provide initial training to sales and technical personnel , up to five days, free of charge Thereafter courses will be charged at normal rates.

        Jyra will provide support to SNI by fax, telephone and e-mail during the standard working days between 09.00 and 18.00. GMT

       After an initial period of 3 months Siemens will provide a short business plan detailing the expected business opportunity for the following year.

        This agreement will be reviewed in 6 months time, thereafter it will automatically be renewed on a yearly basis. Three months notice is required by either party to terminate the agreement.

Signed on behalf of Jyra Research Inc


By: /s/ Paul Robinson
______________________
Mr Paul Robinson
Chief Executive

Signed on behalf of SNI

By: /s/ Urs Iten

Mr Urs Iten




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